February 11, 2002


Steven Darak


Re: Severance Agreement



Dear Steve:

Ugly Duckling Corporation, a Delaware corporation and its subsidiaries and affiliates (collectively, the "Duck") and yourself have entered into a Severance Agreement of even date with the date of this letter, which agreement is effective January 31, 2002 (the "Effective Date").

In connection with your severance arrangement with the Duck, it is also our intent to address certain notes and/or advances that the Duck has made to you over the course of your employment with the Duck. You entered into a Promissory Note, dated May 15, 1998 (the "Note"), payable to the Duck for $100,000.00. The proceeds of the Note were used to purchase 10,000 shares of Duck Stock (the "Purchased Stock"). The Duck has also made other loans and/or advances to you (the "Advances"). The Note and the Advances, in the aggregate and with accrued interest, total $946,637.45. Attached to this letter are copies of the Note and the documentation of the Advances. You tendered to UDC Acquisition Corp. the Purchased Stock on or before January 16, 2002 in connection with the Amended Tender Offer of UDC Acquisition Corp., Ernie Garcia, Greg Sullivan and UDC Holdings. Duck agrees that you will retain the proceeds paid to you for the Purchased Stock. On or prior to that date thirty (30) days after the Effective Date, in exchange for the payment to the Duck of $10,000, Duck shall transfer and make the Note and the Advances payable to a third party mutually agreeable to the Duck and Employee.

Except as otherwise set forth in the Severance Agreement and this letter, there are no other terms or conditions applicable to your severance, your employment with the Duck, your termination from employment from the Duck or the Note and the Advances. As with the Severance Agreement, we advise you to seek the counsel of advisors of your choosing as to the terms of this letter and the Severance Agreement. In addition, this letter is subject to the same 21 day review and 7 day revocation periods as the Severance Agreement and this letter is not enforceable for or against either of us until the seven day revocation period has run and you have not revoked either this letter or the Severance Agreement.

If this letter accurately states your understanding of your Agreement with the Duck, please sign where indicated below. We agree that this letter can be executed in counterparts and each of us will accept facsimile signatures as originals.

Sincerely,



Jon D. Ehlinger,
UDC VP/General Counsel/Secretary


The foregoing is hereby acknowledged and agreed to:


-----------------------
Steve Darak